Exhibit 99.2

Important Notice Regarding the Availability of Materials

ZIMMER BIOMET HOLDINGS, INC.

You are receiving this communication because you hold securities in Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”). Zimmer Biomet has released informational materials regarding the spin-off of its wholly owned subsidiary, ZimVie Inc. (“ZimVie”), that are now available for your review. This notice provides instructions on how to access the materials for informational purposes only. It is not a form for voting and presents only an overview of the materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the materials.

To effect the spin-off, Zimmer Biomet will distribute at least 80 percent of the outstanding shares of ZimVie common stock, on a pro rata basis, to Zimmer Biomet stockholders. Following the distribution, which will be effective as of the date and time referenced in the Information Statement that ZimVie has prepared in connection with the spin-off, ZimVie will be an independent, publicly traded company. Zimmer Biomet is not soliciting proxy or consent authority from stockholders in connection with the spin-off.

The materials consist of the Information Statement that ZimVie has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:

How to View Online:
Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

THIS PAGE WAS INTENTIONALLY LEFT BLANK